UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2011
GANNETT CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	1-6961	16-0442930

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia	22107-0910

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 854-6000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On July 18, 2011, Gannett Co., Inc. reported its consolidated financial results for the second quarter and year-to-date period ended June 26, 2011. A copy of this press release is furnished with this report as an exhibit.
Item 8.01 Other Events.
On July 18, 2011, Gannett Co., Inc. announced that its board of directors approved an increase in its regular quarterly dividend to 8 cents per share from 4 cents per share, payable on October 3, 2011 to shareholders of record on September 9, 2011. The board of directors also authorized the resumption of share repurchases under the company’s existing share repurchase program approved on July 25, 2006, under which approximately $809 million of share repurchases remains available. The company expects to repurchase shares at a moderate pace of up to $100 million over the next 12 months. The board will continually reassess these actions depending on economic and market conditions. The shares will be repurchased at management’s discretion, either in the open market or in privately negotiated block transactions. The decision to buy back stock will depend on price, availability and other corporate developments. Purchases will occur from time to time and no maximum purchase price has been set.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
See Index to Exhibits attached hereto.

SIGNATURE
Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gannett Co., Inc.
Date: July 18, 2011	By:	/s/ George R. Gavagan
George R. Gavagan
Vice President and Controller

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Gannett Co., Inc. Earnings Press Release dated July 18, 2011.